Exhibit (a)(1)(N)

Form of Reminder Message about the Offer

Communication Via:    E-mail, Slack, Asana, and/or Newsletters

Sent or Posted By:    Phil Rothenberg (General Counsel), other Senior Leadership Team members,
            Managers, Supervisors, and other employees

Sent To:            Senior Leadership Team members, General Managers, Head of Departments, and other employees

Sent or Posted On:    October 31, 2022 and November [ ], 2022

As you’ve seen, we launched our stock option repricing program (the “Offer”). All eligible employees have a one-time, voluntary opportunity to reprice the exercise price of certain of their stock options. The new exercise price will be the closing price of our stock on the day we close the offer, which is scheduled for Nov. 15.

This is an important initiative and we want to make sure our employees access the information and understand their choices.

To view details or participate in the Offer, login to myoptionexchange.com. Visit our Global Equity page on the intranet for an FAQ and information session recording.

The Stock Admin team is hosting additional company-wide information sessions about the Offer on:
•November 2nd (Wednesday) at 10:00 a.m. ET; and
•November 3rd (Thursday) at 3 p.m. ET.

If you or your direct reports have any questions, they can contact stockadmin@sonder.com.

Please feel free to forward this message to your teams and encourage them to access the portal for details.

Thanks,
Phil